Exhibit 99.1

Media Contact: Autumnn Mahar
Email: amahar@arcb.com
Phone: 479-494-8221

ABF Freight President Seth Runser Appointed President of ArcBest

Vice President of Engineering at ABF, Matt Godfrey, Appointed ABF President

FORT SMITH, Arkansas, July 18, 2024 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, announced today that Seth Runser, president of ABF Freight, will become president of ArcBest effective August 1, 2024. Judy R. McReynolds will remain chief executive officer and chairman of the board.

Runser has been president of ABF Freight since 2021. In this role, he has navigated unprecedented change — guiding ABF through a global pandemic, successfully renewing a five-year union labor agreement and leading an ongoing transformation of ABF that drove eight quarters of record results. During Runser’s tenure, ABF has improved profitability, increased employee productivity and implemented innovations that have significantly enhanced efficiency and sustainability. He has also overseen the creation of ABF’s long-term facility plan to enable accelerated growth, adding over 500 doors since 2021. Runser joined ArcBest over 17 years ago as a management trainee, gaining experience in roles of increasing responsibility across operations, linehaul and executive management.

“Seth has made tremendous contributions to ArcBest’s success over his time with our company, including as president of ABF,” said Judy R. McReynolds, ArcBest chairman, president and CEO. “Under his leadership, ABF has consistently delivered record results and has made great strides in enhancing profitability and operational efficiency. His deep knowledge of the business, innovative spirit and commitment to advancing ArcBest’s mission and strategy make him the right person to succeed me as president. I look forward to working alongside him and the rest of the team as we advance our strategy for long-term growth and value creation for the benefit of our employees, customers and shareholders.”

“I am grateful for Judy’s vision and leadership, and look forward to serving in this new capacity,” said Runser. “With our innovative mindset and integrated solutions, ArcBest is uniquely positioned to help customers solve their most complex logistics challenges. I am committed to accelerating growth, increasing efficiency and driving continued innovation. Our people are at the heart of our success, having served our customers with excellence and innovative solutions for more than a century.”

Matt Godfrey, current vice president of engineering at ABF, will assume the role of ABF president to succeed Runser, effective Aug. 1, 2024. Godfrey began his current role in 2021 and has been instrumental in driving ABF’s optimization efforts and improvements of the business. He has been with ABF for 20 years, starting as a management trainee and serving in several roles of increasing responsibility.

“Working closely with Seth on the ongoing execution of ABF’s transformation, Matt’s leadership has already brought about significant improvements to ABF,” said McReynolds. “He has guided our optimization efforts, which have increased capacity and delivered value for customers, and he deeply understands the ABF network, our strategy and our Quality Process. His commitment to our people and ABF’s success is unwavering, and I am confident that under his guidance, the business will continue to grow and reach new heights.”

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with 15,000 employees across 250 campuses and service centers, the company is a logistics powerhouse, using its technology, expertise and scale to connect shippers with the solutions they need — from ground, air and ocean transportation to fully managed supply chains. ArcBest has a long history of innovation that is enriched by deep customer relationships. With a commitment to helping customers navigate supply chain challenges now and in the future, the company is developing ground-breaking technology like Vaux™, one of the TIME Best Inventions of 2023. For more information, visit arcb.com.

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